Exhibit 99.1
CONNETICS EXPECTS SECOND QUARTER FINANCIAL RESULTS
TO BE BELOW PRIOR COMPANY GUIDANCE
Withdraws Previous Full-Year Financial Guidance
PALO ALTO, Calif. (July 10, 2006) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced it expects revenues and earnings per share for the second quarter, and for the full year 2006, to be materially below the amounts included in the guidance that the Company provided on May 3, 2006. The shortfall in second quarter revenue is due, in part, to the Company’s decision to reduce wholesaler inventory by shipping product volumes that were below estimated prescription demand, and due to lower product orders from an international distributor. By shipping less than demand, overall wholesaler inventory levels for the Company’s products have been reduced by approximately $7 million, a greater amount than originally planned. The Company estimates that wholesalers had on average approximately three and one-half months of inventory on hand as of June 30, 2006. The Company intends to continue to ship below estimated prescription demand during the remainder of 2006, with a goal of further reducing average wholesaler inventory levels to approximately two months on hand by the end of 2006.
As announced on May 3, 2006, Connetics has delayed filing its Form 10-Q for the first quarter of 2006 until completion of a restatement of financial statements for the year ended December 31, 2005, and potentially additional periods, which will affect the financial statements to be included in its Quarterly Report on Form 10-Q. As previously announced, Connetics has determined that its rebate reserves as of the end of 2005 were understated, and that the rebate accruals had not been adequately capturing the full liability associated with units at distributors. The Company has largely completed its internal work regarding its reserves analysis, and is evaluating and resolving items in addition to rebate reserves that could materially impact the restated periods or the Company’s results for the first quarter of 2006. Completion of the restatement remains subject to further review by the Company’s Audit Committee and independent auditors.
Connetics will file its Form 10-Q for the first quarter of 2006 as well as its restated financial statements in amendments to prior reports with the Securities and Exchange Commission as soon as is practicable. Given the restatement, investors should rely on Connetics’ forthcoming restated financial statements and other financial information rather than previously filed financial statements and other financial information.
In light of the matters discussed in this news release, the Company is withdrawing its 2006 financial guidance previously provided on May 3, 2006. The Company expects to provide an update on its business and second quarter results in August.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxiq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements and Estimates
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about reductions in wholesaler inventory levels, 2006 results and the financial restatement process are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Specifically, statements about wholesaler inventory levels are based largely on reports of units on hand and withdrawals by wholesalers, averaged across all products and all product sizes, and are inherently imprecise. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Connetics Corporation	Lippert/Heilshorn & Associates
John Higgins, CFO	Don Markley or Bruce Voss
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	dmarkley@lhai.com
Press Release Code: CNCT-F
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